Exhibit 99.1


SIBERIAN ENERGY
----------------                                          FOR IMMEDIATE RELEASE
GROUP INC.





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                   ZAURALNEFTEGAZ RELEASES RESULTS OF SEISMIC
                  AND GEOCHEMICAL SURVEY FOR THE PRIVOLNYI AND
                              MOKROUSOVSKYI BLOCKS

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NEW  YORK, NY (October 25, 2006) - Siberian Energy Group Inc. (OTCBB: SIBN) (the
Company), through OOO Zauralneftegaz (ZNG), the Company's 50/50 Joint Venture operated by Baltic Petroleum (E&P) Ltd., released the results of 822 linear kilometers of seismotomographic and geochemical survey within the Privolny and Mokrousovsky license blocks. The two blocks are part of ZNG's holdings in the Kurgan region of Western Siberia.

The results from the survey indicate a high probability of hydrocarbon accumulation, which determines the probability of the prospective resources evaluation.

The survey was conducted by Exotrad Limited, a gas seismotomography specialist with more than 16 years of experience, including work for international companies such as Victoria Oil & Gas. Actual data values, sample layout geometry, data density and processing limitations were used to evaluate potential subsurface hydrocarbon prospective accumulations, and sophisticated multivariate statistical models were used to identify four sites for detailed seismic studies and drilling.

David  Zaikin,  Chief  Executive Officer and President of Siberian Energy, said:
"This finding, along with other recent reports, underscores our belief that we are in a good position to deliver on our Company strategy."

In August this year, Exotrad presented its initial findings to ZNG, indicating to ZNG several substantial leads in two blocks, Privolniy and Mokrousovskiy.


ABOUT  SIBERIAN  ENERGY  GROUP
Siberian Energy is one of the few U.S.-based public oil and gas exploration companies with 100% of its assets located in West Siberia, Russia. The Company evaluates investment and acquisition opportunities in Russia and Eastern Europe with the goal of bringing a portfolio of natural resource licenses and operating companies to Western investors. Siberian Energy strives to provide an attractive return on investment to shareholders by pursuing high-yield investment projects, reducing costs, and adhering to strict principles of transparency, disclosure and environmental consciousness. Additional information can be found at www.siberianenergy.com.
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                                     -more-

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CONTACTS:

Siberian Energy Group, Inc.      The Investor Relations Group
---------------------------      ----------------------------
David Zaikin                     Katrine Winther-Olesen/Jordan Silverstein/
                                 Phil Carlson
Chief  Executive  Officer        Investor  Relations
Phone: 212-828-3011              Phone: 212-825-3210


FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in other documents the company files from time to time with the Securities and Exchange Commission, including Annual Reports, Quarterly Reports and Current Reports on Form 8-K.

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